Exhibit 99.2

March 15, 2004

JPMorgan Chase Bank
One Bank One Plaza, Suite 0126
Chicago, Illinois 60670-0126
Attention: Institutional Trust Services

Deutsche Bank Trust Company Delaware
E. A. Delle Donne Corporate Trust Center, Montgomery Building
1011 Centre Road, Suite 200
Wilmington, Delaware 19805-1266
Attention: Corporate Trust and Agency Group

Re:	Capital Auto Receivables Asset Trust 2003-3 (the “Issuer”) Annual Statement as to Compliance

Ladies and Gentlemen:

Reference is made to Section 3.9 of the Trust Indenture dated as of August 14, 2003 between the Issuer, JPMorgan Chase Bank, as Indenture Trustee, and General Motors Acceptance Corporation, as Servicer (the “Indenture”) and Section 4.1 of the Trust Sale and Servicing Agreement dated as of August 14, 2003 between the Issuer, General Motors Acceptance Corporation, as Servicer, and Capital Auto Receivables, Inc., as Seller (the “Trust Sale and Servicing Agreement”).

The undersigned does hereby certify that:

a.	A review of the activities of the Servicer during the period of August 14, 2003 through December 31, 2003, and of its performance under the Indenture, the Trust Sale and Servicing Agreement, and the Pooling and Servicing Agreement has been made under his supervision, and

b.	To his knowledge, based on such review, the Servicer has fulfilled in all material respects all of its obligations under the Indenture, the Trust Sale and Servicing Agreement, and the Pooling and Servicing Agreement throughout such period.

/s/ Jerome B. Van Orman, Jr.

Jerome B. Van Orman, Jr.
Vice President-Finance and Chief Financial Officer
of GMAC North American Operations